Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Completes Acquisition of SMi

July 31, 2007 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today confirmed that it has completed the acquisition of Systems Medicine, Inc. (SMi), a privately held oncology company, in a stock for stock merger valued at $20 million. SMi stockholders could also receive a maximum of $15 million in additional consideration upon the achievement of certain regulatory milestones. The acquisition of SMi provides CTI with worldwide rights to Brostallicin, a DNA minor groove binding agent with proven anti-tumor activity. SMi will continue to operate as a wholly-owned subsidiary of CTI.

About SMi

SMi applies a systems biology approach to drug development, combining pharmacogenomics and bioinformatics with experienced preclinical, clinical, and regulatory expertise to find and exploit a specific cancer’s ‘context-of-vulnerability.’ Specifically, SMi defines the molecular and genetic alterations (context) that cause cancer cells to be particularly sensitive (vulnerable) to a drug or combination of drugs-the ‘context-of- vulnerability.’

About Brostallicin

Brostallicin, which was initially developed by Nerviano Medical Sciences, the largest pharmaceutical research and development facility in Italy, is a synthetic second-generation DNA minor groove binder with potent cancer killing activity in experimental tumors models. More than 200 patients have been treated with Brostallicin in single-agent and combination studies, and it is now in a first-line phase II study that is currently being conducted by the European Organization for Research and Treatment of Cancer (EORTC).

About CTI

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm